Exhibit 5.1

Sportradar Group AG
Feldlistrasse 2
9000 St.Gallen
Switzerland

April 22, 2025

Sportradar Group AG – Registration Statement on Form F-3

Ladies and Gentlemen

We, Niederer Kraft Frey AG, have acted as Swiss counsel to Sportradar Group AG, St. Gallen, Switzerland, a Swiss stock corporation (“Company”), in connection with the Registration Statement on Form F−3 (as may be amended, “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof under the U.S. Securities Act of 1933, as amended (the “Act”), which registers the offer, issuance and sale by the Company, from time to time, of Class A ordinary shares, nominal value CHF 0.10 each (the “Class A Ordinary Shares”), of the Company. In our capacity as Swiss counsel to the Company, we have been requested to render an opinion as to certain legal matters of Swiss law.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, or any related prospectus, other than as expressly stated herein with respect to the issuance and registration of Class A Ordinary Shares.

1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (including in the case of the Registration Statement, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein or as to factual circumstances, which both are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of giving this opinion, we have exclusively examined and relied on originals or copies of the following documents available to us (collectively “Documents”):

i.	the form of Registration Statement, to which this opinion letter is attached as an exhibit;

ii.	a notarized copy of the articles of association of the Company, dated April 15, 2025 (“Articles”), notarized as per April 15, 2025;

iii.	a certified excerpt from the Commercial Register of the Canton of St. Gallen (“Commercial Register”) for the Company prior to its publication, dated April 16, 2025; and

iv.	minutes of a meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

2.	Assumptions

In rendering the opinion below, we have assumed the following:

a.	at the time of the execution and delivery of any definitive underwriting or similar agreement between the Company and any third party pursuant to which any of the Class A Ordinary Shares may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms.

b.	at the time of the issuance and sale of any of the Class A Ordinary Shares, the terms of the Class A Ordinary Shares, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

c.	the information set out in the Documents is true, accurate, complete and up-to-date as of the date of this opinion and no changes have been made or will be made that should have been or should be reflected in the Documents as of the date of this opinion;

d.	the Documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) are accurate and conform to the original;

e.	all Documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such Documents; and

f.	no laws other than those of Switzerland will affect any of the conclusions stated in this opinion.

3.	Opinion

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (1. and 2.) and the qualifications set out below (4.), we are of the following opinion:

1.	The Company is a corporation (Aktiengesellschaft) validly existing under the laws of Switzerland.

2.	With respect to the Class A Ordinary Shares, assuming (a) the taking of all necessary corporate action to authorize, approve and implement the issuance of any Class A Ordinary Shares (including obtaining audit confirmations, if required), the terms of the offering thereof and related matters (for purposes of this paragraph, the “Authorizing Resolutions”), (b) the effectiveness of the Registration Statement (including any post-effective amendments) shall not have been terminated or rescinded, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Class A Ordinary Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or a Report of Foreign Private Issuer on Form 6-K, pursuant to which the Class A Ordinary Shares may be issued and sold, and (e) receipt by the Company of the consideration for the Class A Ordinary Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement, such Class A Ordinary Shares will be validly issued, fully paid as to their nominal value, and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, for the sole reason of them being a holder of such Class A Ordinary Shares).

4.	Qualifications

The above opinions are subject to the following qualifications:

a.	The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

b.	Our opinions set out above are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

c.	We express no opinion as to any regulatory, commercial, accounting, calculating, auditing or other non-legal matter as well as to the completeness or accuracy of the information contained in the Registration Statement. We express no opinion as to tax matters.

d.	The exercise of voting rights and rights related thereto with respect to any Class A Ordinary Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

e.	We express no opinion as regards compliance with Swiss law and the Articles of the withdrawal of the advance subscription rights or pre-emptive subscription rights (Vorwegzeichnungsrechte oder Bezugsrechte) of the Company’s shareholders in connection with the issuance of the Class A Ordinary Shares.

f.	The resolutions of the Board of Directors or Company’s general meetings, as the case may be, may be challenged by shareholders in court or otherwise. Therefore, notwithstanding registration of the Class A Ordinary Shares with the competent Commercial Register, any shareholder may challenge the resolutions taken by the Board or the general meeting of the shareholders of the Company, as the case may be, on which such registration of the Class A Ordinary Shares with the competent Commercial Register may be based.

* * *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

This legal opinion is addressed to the Company. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This legal opinion is furnished by us, as Swiss counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to U.S. securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. It may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland. We confirm our understanding that all disputes out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being Zurich 1.

Sincerely yours,

/s/ Niederer Kraft Frey AG

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